SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2001

_________________

IRWIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

INDIANA (State or other jurisdiction of incorporation)	0-6835 (Commission File Number)	35-1286807 (I.R.S. Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (812) 376-1020

ITEM 5. OTHER EVENTS.

Irwin Financial Corporation released revised financial information on January 23, 2001, during a quarterly earnings conference call and is filing this Form 8-K/A to correct the original misstatement made in its Form 8-K filing on January 23, 2001.

Exhibit 99.1 attached to the January 23, 2001 Form 8-K filing included the following paragraph:

"Nonperforming assets (including other real estate owned of $2.8 million) were $12.6 million or 0.52% of total assets as of December 31, 2000, up from $8.1 million or 0.48% of total assets a year earlier, reflecting portfolio growth. The Corporation's allowance for loan losses totaled $13.1 million as of December 31, 2000, compared with $8.6 million a year earlier. The ratio of allowance for loan losses to total loans was 1.06%, compared with 1.17% a year earlier reflective of the growth of the Corporation's loan and lease portfolio. The ratio of allowance for loan losses to nonperforming loans totaled 134% at year-end, compared with 199% a year earlier."

The corrected language should read:

"Nonperforming assets (including other real estate owned of $2.8 million) were $10.1 million or 0.42% of total assets as of December 31, 2000, up from $8.1 million or 0.48% of total assets a year earlier, reflecting portfolio growth. The Corporation's allowance for loan losses totaled $13.1 million as of December 31, 2000, compared with $8.6 million a year earlier. The ratio of allowance for loan losses to total loans was 1.06%, compared with 1.17% a year earlier reflective of the growth of the Corporation's loan and lease portfolio. The ratio of allowance for loan losses to nonperforming loans totaled 182% at year-end, compared with 199% a year earlier."

Additionally, the table in Exhibit 99.1 to the January 23, 2001 Form 8-K filing should reflect the same corrections.

The corrections fix an input error.

The recorded conference call can be accessed on the Irwin Financial website at www.irwinfinancial.com and by phone until 7:00 p.m., January 25, 2001, at (800) 475-6701, Code 565148.

Attached as Exhibit 99.1 to this Form 8-K/A is the corrected news release, which is incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (c)  Exhibits.

            99.1  Corrected News Release issued January 23, 2001.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRWIN FINANCIAL CORPORATION (Registrant)

Date: January 23, 2001	By: /s/ GREGORY F. EHLINGER __________________________________________
GREGORY F. EHLINGER Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Corrected News Release issued January 23, 2001